Exhibit 10.1

MEMORANDUM

OFFICE OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

TO:	Bill Larsson

FROM:	Mark Donegan /s/ MARK DONEGAN

DATE:	May 21, 2008

SUBJECT:	Retirement Benefits

Bill, I want to follow up on the conversations we have been having over the past few months about your desire to leave the Company before reaching age 65. We agree that you plan to retire from PCC on December 31, 2008. The provisions of this memorandum agreement will become effective upon approval by the Compensation Committee of the Board of Directors.

We have selected Shawn as your successor as Chief Financial Officer and appreciate that you have agreed to assist in the transition. As we have discussed, it may be appropriate for you to resign as an officer of the Company prior to December 31, 2008. Even if you resign as an officer before December 31, 2008, you would continue to be an employee until that date. As long as you remain an employee during this time, you will be eligible for all benefits to which you are now entitled and you will receive a prorated bonus for three-quarters of FY09 which shall be equal to 67.5% (3/4 of 90% target) of your $545,000 annual base pay, or $367,875. The prorated bonus for FY09 will be paid no later than December 31, 2008.

In recognition of your long service and your terminating employment on December 31, 2008 as described above, and as compensation for the noncompetition provisions below, the Company will pay you a supplemental retirement income benefit (the “SRIB”) in the amount of $3,000 per month with a 100% continuation feature (100% J&S) for Debra as your surviving spouse. This supplemental retirement income benefit does not affect your benefit under the SERP or the PCC Retirement Plan. Details of the SRIB are contained in the attached Exhibit A.

You will continue to be eligible for stock option grants on a consistent basis with prior practice while you are an employee. The stock option agreement for the November 2008 grant will specify that if employment is terminated by retirement on or after December 31, 2008 (a) all outstanding options will become exercisable in full and (b) all outstanding options will remain exercisable for the remainder of their full ten year term. A copy of the Stock Option Agreement to be used in November 2008 is attached as Exhibit B.

With regard to currently outstanding stock options that were granted in November 2005 and 2006, the Company will modify the Stock Option Agreements related to these outstanding stock options to specify that if employment is terminated by retirement on or after December 31, 2008 all unvested options will become exercisable in full and remain exercisable for the remainder of their full ten year term, subject to the provisions of the Stock Option Agreements. A proposed letter accomplishing the foregoing is attached as Exhibits C.

The miscellaneous benefits that you currently receive will cease as of your retirement date. These include, for example but not by way of limitation, your Company leased automobile, club membership reimbursement, financial planning services, tax preparation assistance and Company paid life insurance.

In terms of your general employment status, you will remain an employee-at-will until you retire. We reserve the right to change any of the plans under which you may be covered in the future in accordance with the terms of the individual plans. In addition, changes in law may impact the benefits to which you are entitled in the future.

You said you were interested in the possibility of joining other boards of directors of public companies prior to your retirement date. This is okay with PCC, but it does highlight an important factor. In exchange for the benefits we are providing to you in connection with your early retirement, you agree to a five year non-compete, commencing upon the end of your employment with PCC. In this non-compete, you agree that you will not directly or indirectly own (as an asset or equity owner, except for holdings of up to 5% of the equity shares of a publicly traded company), manage, operate, join, control or work as an employee, officer, director, consultant or independent contractor in any business that engages in any of the businesses in which PCC operates as of the date you cease to be an employee. You agree that this non-compete is supported by valuable consideration and that it is reasonable and not unduly restrictive in light of your retirement goals, your possession of highly confidential and proprietary information (including trade secrets and customer information) and the special, unique and extraordinary services you have provided to PCC. You agree that you have had sufficient time to consult your own legal counsel regarding this provision.

Agreed and accepted this 22nd day of May, 2008

/s/ WILLIAM D. LARSSON

Bill Larsson